UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
NATIONAL CINEMEDIA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
OF NATIONAL CINEMEDIA, INC.
TO BE HELD ON NOVEMBER 2, 2023
The following information supplements and amends the proxy statement (the “Proxy Statement”) of National CineMedia, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on September 18, 2023 and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Stockholders of the Company to be held on November 2, 2023 and any adjournment or postponement thereof (the “Annual Meeting”). Capitalized terms used in this supplement, dated September 28, 2023, to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the meaning given to them in the Proxy Statement.
The Proxy Statement is hereby supplemented and amended as follows:
•The following text replaces, in its entirety, the text on page 3 of the Proxy Statement appearing below “Which ballot measures are considered “routine” or “non-routine”?”:
“We believe that the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 28, 2023 (Proposal No. 5) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 5. The election of directors (Proposal No. 1), the advisory approval of the Company’s executive compensation (Proposal No. 2), the advisory vote on the frequency of future executive compensation advisory votes (Proposal No. 3) and the approval of an increase in the number of shares available under the 2020 Omnibus Incentive Plan (Proposal No. 4) are matters considered non-routine under applicable rules. A bank, broker or other nominee cannot vote without instructions on non-routine matters and may not vote without instructions on routine matters. A broker non-vote will have no effect on Proposal Nos. 1, 2, 3 and 4.”.
Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the Proxy Statement.
If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote. If you would like to change or revoke your prior vote, please refer to page 3 in the Proxy Statement for instructions on how to do so.